Exhibit 5

[Letterhead of Osler, Hoskin & Harcourt LLP]

September 28, 2009

Tim Hortons Inc.

874 Sinclair Road

Oakville, Ontario

L6K 2Y1

Dear Sirs/Mesdames:

RE: Tim Hortons Inc.

We have acted as Canadian counsel to Tim Hortons Inc., a corporation governed by the Canada Business Corporations Act (the “Company”), in connection with Post-Effective Amendment No.1 (the “Amendment”) to the Registration Statement (File No. 333-133663) on Form S-8 (the “Registration Statement”), filed by the Company on September 28, 2009 with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, with respect to common shares of the Company (the “Common Shares”) that may be delivered pursuant to the Tim Hortons Inc. 2006 Stock Incentive Plan (the “Plan”), as amended and restated, assumed by the Company pursuant to the Agreement and Plan of Merger dated as of August 6, 2009 among the Company, Tim Hortons Inc., a Delaware corporation (“THI USA”), and THI Mergeco Inc., a Delaware corporation (the “Merger Agreement”).

We have examined a copy of the Plan, the Amendment, the Registration Statement, the Merger Agreement and the resolutions adopted as of August 5, 2009 and September 1, 2009 by the Board of Directors of the Company and as of August 6, 2009 by THI USA, as the sole shareholder of the Company prior to the merger of THI USA with and into THI Mergeco Inc. pursuant to the Merger Agreement, that authorized the Company to assume all outstanding awards granted under the Plan. We have also advised the Company in connection with the preparation of the Articles of Incorporation, as amended, and By-Law No. 1 of the Company and examined such statutes, corporate and other records, agreements, documents or other instruments and have made such other investigations as we have considered necessary to enable us to express the opinions set forth in this opinion letter.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

On the basis of the foregoing, we are of the opinion that upon (i) effectiveness of the Amendment, (ii) issuance of the Common Shares in accordance with the terms of the Plan and (iii) receipt by the Company of the consideration specified in the Plan for the Common Shares, the Common Shares will be validly issued and outstanding as fully paid and non-assessable shares of the Company.

We express no opinion herein as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

/s/ OSLER, HOSKIN & HARCOURT LLP